Exhibit 99.1

International Cannabis Company Kaya Holdings, Inc. (OTCQB:KAYS) 3rd Quarter 2019 10-Q Details Lower Domestic Costs, Results of 2019 Fall Kaya Farms™ Fall Production Run for Hash Oil and Developments in KAYS’ Expansion into International Cannabis Markets

Fort Lauderdale, FL -- November 20, 2019 -- Kaya Holdings, Inc. (OTCQB:KAYS) (“KAYS”), an international retailer and producer of legal medical and recreational cannabis, today announced that it had filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (the “Form 10-Q”) with the Securities and Exchange Commission after the close of market yesterday afternoon.

The Form 10-Q contains financial results for the three and nine month periods ending September 30, 2019, the 2019 Fall Production Run Reports for Kaya Farms™ Hash Oil and details regarding developments in the transition into international cannabis markets.

Financial Results for the nine months ended September 30, 2019 versus the nine months ended September 30, 2018. Revenues were off roughly 15% due to our change of focus to international markets ($721,000 for the nine months ending September 30, 2019 versus $850,000 for the same period in 2018) but our Operating Expenses decreased to $1,359,000 from $2,860,000 and our Operating Loss decreased to $975,000 from $2,367,000 for the same periods (approximately a 53% reduction in operating expenses and a 60% reduction in operating losses for the nine months ending September 30, 2019 versus the same period in 2018).  Additionally, the sum of our interest expense and debt amortization expense decreased to approximately $1.51 million for the nine months ended September 30, 2019 from $2.37 million for the nine months ended September 30, 2018 due to lesser debt incurred over the past 12 months. Please read our 10-Q for full financials and Management Discussion and Analysis.

Kaya Farms 2019 Fall Hash Oil Production Run Test Results. The 2019 Fall Kaya Farms™ Hash Oil Production Runs at Kaya Farms yielded five varieties of Hash-Oil posting test results of total cannabinoid content in excess of eighty (80) percent:

  Chem 91- 88.23%
  Golden Ticket- 82.02%
·	Kaya Blend- 88.21%
  Lucky Monkey- 88.58%
  Strawberry Banana- 86.74%

(Note: These concentrates were produced under contract for Kaya Farms by a third party while we await licensure of our production facilities.)

Developments in our Expansion into International Cannabis Markets. As previously disclosed in a Current Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2019 and the attached international press release (the “Form 8-K”), KAYS disclosed that it had executed a memorandum of understanding (“MOU”) setting forth the terms for the acquisition by its newly formed subsidiary, Kaya Brands International, Inc. (“KBI”), of a 50% ownership interest in Greekkannabis, PC (“GKC”). GKC is an Athens, Greece based cannabis company which has applied for and is awaiting issuance of a medical cannabis cultivation, processing and export license from the Greek government.

GKC plans to establish its cannabis cultivation and processing facility on land already identified outside of Athens, Greece. Project management envisages 3 stages of development, each comprised of 125,000 square feet of light-deprivation greenhouse cultivation. Each phase is expected to produce 93,600 pounds of premium medical cannabis, for an anticipated total project capacity of not less than 280,0000 pounds annually for distribution throughout Europe and other select markets. Greece, as a European Union nation, has easy access to the European market.

The MOU sets forth an agreement in principle, pursuant to which in consideration for KBI providing the necessary expertise related to cannabis cultivation, processing, brand development and other matters, KBI will have the right to acquire a 50% ownership interest in GKC by reimbursing GKC for 50% of its license application costs (with allowances for KBI’s expenses as well). Consummation of the transaction contemplated by the MOU is subject to, among other customary conditions, satisfactory completion by KBI of its due diligence review of GKC, the drafting, execution and delivery of definitive transaction documentation and final license approval and issuance by the Greek government.

“We have just completed an initial due diligence trip to Athens, Greece regarding the proposed acquisition of the interest in GKC,” confirmed William David Jones, KAYS Senior Advisor for Business Development, Licensing and Financial Operations. “Over a series of three days we met extensively with GKC (the principals, their agents and the project technical adviser) and conducted a site review of the property for which the licensure has been submitted, met with a member of the Agricultural University of Athens that was involved in drafting the Greek Cannabis Licensing Statutes and consulted with a former Minister of the Greek Government that gave us valuable input regarding the project and insight into the future of Cannabis Markets in Greece. Additionally, we met with KAYS lawyers at the Athens-based law firm of Dalakos Fassolis Theofanopoulos (https://dftlaw.gr/) who advised us on the next steps to complete the due diligence review prior to entering final negotiations with GKC”.

“The MOU marks the continuation of our new strategic positioning, first launched with our Canadian franchise program,” remarked KAYS’ CEO Craig Frank. “We have elected to postpone our domestic development plans until such time as federal law permits responsible and sensible expansion. Until such time, we will continue to explore international opportunities and execute on those that fit our coordinated international growth strategy. Greece begins a new era for KAYS.”

For further information regarding the MOU and the proposed transaction with GKC, please refer to the Form 8-K and Form 10-Q filings, which may be accessed at www.sec.gov

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About Kaya Holdings, Inc. and Kaya Brands International, Inc.

(www.kayaholdings.com)

Kaya Holdings, Inc. (“KAYS”) is a vertically integrated legal cannabis enterprise that produces, distribute and/or sells premium medical and recreational cannabis products, including flower, concentrates, oils and extracts, cannabis-infused foods, topicals and cannaceuticals. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB Tier of the over-the counter market under the symbol OTCQB:KAYS.

Brands owned and operated by the KAYS include the Kaya Shack™ brand of licensed medical and recreational marijuana stores (www.kayashack.com) and the Kaya Farms™ brand of cannabis production and processing operations. Other Kaya brands in the extract, oils, edibles, topicals, accessory and cannaceuticals categories are fully developed and pending launch.

Kaya Brands International, Inc., is the subsidiary formed by KAYS to serve as the corporate home for KAYS expansions abroad.

U.S. Cannabis Operations

Kaya Shack™ Retail Cannabis Stores

In 2014, KAYS became the first United States publicly traded company to own and operate a Medical Marijuana Dispensary. KAYS presently operates three Kaya Shack™ OLCC licensed marijuana retail stores to service the legal medical and recreational marijuana market in Oregon.

Kaya Farms™

Eugene, Oregon Indoor Grow, Processing & Cannaceutical Facility: KAYS has developed its own proprietary Kaya Farms™ strains of cannabis, which it grows and produces (together with edibles and other cannabis derivatives) at its 12,000 square foot indoor grow and cannabis manufacturing facility in Eugene, Oregon, capable of producing approximately 1,500 pounds of premium cannabis annually, with the capacity for expansion. The Company also plans to use the space for production of oils, concentrates, extracts, edibles, and cannaceuticals. KAYS is currently conducting limited operations at the facility pending approval transfer of the production and processing licenses to KAYS by the Oregon Liquor Control Commission (the "OLCC"), the Oregon state regulating agency which regulates legal cannabis production, processing and sale.

Lebanon, Oregon Farm & Greenhouse Facility: KAYS owns a 26-acre parcel in Lebanon, Linn County, Oregon which it intends to construct a 85,000-square foot Kaya Farms™ greenhouse cultivation and production facility. To date KAYS has received Linn County Zoning approvals and upon issuance of OLCC Licensing it will begin construction. The farm is intended for immediate development and provides the Company with a potential additional capacity of more than 100,000 pounds annually, to be expanded once export from Oregon to other U.S. States and foreign countries where cannabis use is legal is permitted. Kaya Farms™ operates in accordance with a Grow Operations manual, as well as manuals for compliance, employment matters and safety.

Brand and Product Development: The Company maintains a genetics library of over 30 strains of cannabis and has also formulated various edibles, cannabis derivatives and marijuana cigarettes under Kaya owned brand names. Pending approval of our production and processing license, the Company has made advances in the development of its Kumba Extracts™, Syzygy Extracts™, Pakalolo Juice Company™ and Kaya Yums™ brands of extracts, oils, vape cartridges, beverages and a variety of edibles, respectively. The brands join the Company's Kaya Buddies™ pre-rolls, Kaya Gear™ t-shirts, and Really Happy Glass™ accessories already available at Kaya Shack™ stores. Upon successful completion of financing and licensing, KAYS intends to begin a multi-state rollout planned in 2020 to the extent permitted by U.S. legal infrastructure.

International Cannabis Operations- Kaya Brands International, Inc.

After over five years of conducting "touch the plant" U.S. cannabis operations inside the strict regulatory confines of a public company, KAYS has formed a subsidiary, Kaya Brands International, Inc. (“KBI”). to leverage its experience and expand into worldwide cannabis markets. KBI's current operations and initiatives include:

Canadian Franchising: KAYS has targeted Canada for its first international sale and operation of Kaya Shack™ cannabis store franchises. KAYS has entered into an area representation agreement with The Franchise Academy (a leading Canadian Franchise Development and Sales Group) to implement the Kaya Shack™ Retail Cannabis Store program in Canada (the only G7 country that has legalized both medical and recreational cannabis production, sale and use on a national level). The agreement targets 75-100 Kaya Shack™ Cannabis Retail locations throughout Canada through a multi-year structured rollout, subject to licensing and market conditions.

The Franchise Academy (http://www.franchiseacademy.ca) and its founder Shawn Saraga, is a member and national sponsor of the Canadian Franchise Association. With over 15 years of industry experience and having successfully closed over 700 franchise agreements and leases across Canada, the Franchise Academy has the knowledge, expertise, network and dedication to assist select franchisors enter the Canadian market.

Additionally, KAYS has retained Toronto, Canada based law firm of Garfinkle Biderman, LLP to prepare the Franchise Disclosure Documents and related items for the sale of Kaya Shack™ cannabis store franchises in Canada. We expect the franchise sale and placement effort throughout Canada to progress over the next 3-24 months. KAYS plans to ultimately expand its franchise operations to the U.S., as regulations and laws permit.

Greece

KAYS has entered into a Memorandum of Understanding ("MOU") setting forth an agreement in principle for KBI to acquire a 50% ownership interest in Greekkannabis, PC ("GKC"). GKC is a recently formed Athens, Greece based cannabis company which has applied for and is awaiting issuance of a medical cannabis cultivation, processing and export license from the Greek government.

The MOU sets forth an agreement in principle, pursuant to which in consideration for KBI providing the necessary expertise related to cannabis cultivation, processing, brand development and other matters, KBI will have the right to acquire a 50% ownership interest in GKC by reimbursing GKC for 50% of its license application costs (with allowances for KBI's expenses as well). Consummation of the transaction contemplated by the MOU is subject to, among other customary conditions, satisfactory completion by KBI of its due diligence review of GKC, the drafting, execution and delivery of definitive transaction documentation and final license approval and issuance by the Greek government.

GKC plans to establish its cannabis cultivation and processing facility on land already identified outside of Athens. Project management envisages 3 stages of development, each comprised of 125,000 square feet of light-deprivation greenhouse cultivation. Each phase is expected to produce 93,600 pounds of premium medical cannabis, for an anticipated total project capacity of not less than 280,0000 pounds annually for distribution throughout Europe and other select markets.

In consideration for KBI providing the necessary expertise related to cannabis cultivation, processing, brand development and other matters, GKC has extended an option to KBI to acquire a 50% ownership interest in GKC by reimbursing GKC for 50% of the license application costs (with allowances for KBI's expenses as well). The agreement is subject to due diligence review by KBI and final licensure by the Greek Authorities.

KAYS and KBI are represented in Greece by the Athens based law firm of Dalakos Fassolis Theofanopoulos (https://dftlaw.gr/). The firm has developed a long-established and well-respected commercial legal practice and has developed a wide international network of correspondent relationships with overseas law offices throughout the world.

Important Disclosure: KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to marijuana. Potential investors and shareholders are cautioned that KAYS and MJAI will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana products, engaging in said activities or acquiring existing cannabis production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and shareholder value.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. For more information contact Investor Relations: 561-210-7664

SOURCE: Kaya Holdings, Inc.